UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2021

STAR EQUITY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35947	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

53 Forest Ave., Suite 101,

Old Greenwich, CT, 06870

(Address of principal executive offices, including zip code)

203-489-9500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	STRR	NASDAQ Global Market
Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share	STRRP	NASDAQ Global market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into Material Definitive Agreement.

On December 10, 2021, Star Equity Holdings, Inc. (the “Company”, “we”, “us” or “our”) entered into a securities purchase agreement (the “Purchase Agreement”) with its Executive Chairman, Jeffrey E. Eberwein (the “Purchaser”), relating to the issuance and sale of 650,000 shares of our common stock (the “Shares”) at a purchase price of $3.25 per share pursuant to a private placement (the “Transaction”). The Transaction was approved by a Special Committee of the Company’s Board of Directors (the “Board”) made up of independent directors and by the Audit Committee of the Board.

The gross proceeds to us from the Transaction, before deducting Transaction fees and other estimated Transaction expenses, were $2,112,500. The Transaction closed on December 10, 2021.

Pursuant to the Purchase Agreement, the Company agreed to use commercially reasonable efforts to file a resale registration statement to register under the Securities Act of 1933, as amended (the “Securities Act”), the resale by the Purchaser of the Shares as soon as practicable following the issuance and filing with the Securities and Exchange Commission (the “SEC”) of the Company’s audited financial statements for the fiscal year ending December 31, 2021 in connection with the filing of its Annual Report on Form 10-K (and in any event prior to the expiration of the Lock-Up Period (as defined in the Lock-Up Agreement)).

The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Purchase Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by our stockholders or other investors. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Transaction. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

In connection with the Purchase Agreement, the Purchaser agreed to enter into a lock-up agreement (the “Lock-Up Agreement”) whereby, subject to the terms and conditions set forth therein, the Purchaser agrees not to offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of or enter into any transaction which is designed to result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) of the Shares, subject to certain exceptions, until the date that is six (6) months following the closing date of the Transaction.

The foregoing descriptions of the Purchase Agreement and Lock-Up Agreement do not purport to be complete and are qualified in their entirety by the full text of such agreements, which are filed as Exhibits 10.1, and 10.2 hereto, respectively, and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

We incorporate the information set forth in Item 1.01 into this Item 3.02 by reference. Based in part on the representations of the Purchaser in the Purchase Agreement, the offering and sale of the Shares were exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the SEC. The sale of the Shares did not involve a public offering and was made without general solicitation or general advertising. The Purchaser has represented that he is an accredited investor, as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and that he is acquiring the Shares for investment purposes only and not with a view to any resale, distribution or other disposition of the Shares in violation of the United States federal securities laws.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits

Exhibit	Description
10.1	Securities Purchase Agreement, dated December 10, 2021, between Star Equity Holdings, Inc. and the purchaser signatory thereto.

10.2	Lock-Up Agreement, dated December 10, 2021, between Star Equity Holdings, Inc. and the purchaser signatory thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Star Equity Holdings, Inc.

Date: December 13, 2021	By:	/s/ David Noble
	Name:	David Noble
	Title:	Chief Financial Officer